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                    BYL BANCORP AND FIRST BANKS AMERICA, INC.
                    ANNOUNCE SIGNING OF DEFINITIVE AGREEMENT

ORANGE, CA - June 22, 2001.

Robert Ucciferri, President and Chief Executive Officer of BYL Bancorp (NASDAQ:
BOYL), and James F. Dierberg, Chairman, President and Chief Executive Officer of First Banks America, Inc. (NYSE: FBA), jointly announce the signing of a Definitive Agreement providing for the acquisition of BYL Bancorp, Orange, California, by FBA.

BYL Bancorp, which is headquartered in Orange, California had total assets of $278 million and total deposits of $240 million as of March 31, 2001. BYL is a full service commercial bank with seven branches located in Orange and Riverside counties specializing in the origination of commercial and nonconforming residential real estate loans. Mr. Ucciferri commented, "This transaction represents an excellent opportunity for our shareholders, and we are thrilled to have aligned ourselves with a company that shares our community banking philosophy. Management and the employees of BYL look forward to working with the First Banks team."

Under the terms of the agreement, the shareholders of BYL Bancorp will receive $18.50 per share in cash, or a total of approximately $52 million. The transaction, which is subject to regulatory approvals and the approval of the shareholders of BYL, is expected to be completed during the fourth quarter of 2001. The management of FBA and BYL expect a smooth transition in this process.

Mr. Dierberg commented, "We are very excited about our affiliation with BYL Bancorp. This transaction provides an excellent opportunity for FBA to further enhance and develop our California franchise. First Banks America currently has 24 banking locations in the southern California area. This network of branches can further enhance the services BYL provides its customers and allow them greater convenience. We believe together we can continue to build on the strong foundation that BYL's directors, management and employees have established in serving their customers."

FBA had total assets of $2.67 billion as of March 31, 2001 and operates through its wholly owned subsidiary bank, First Bank & Trust, which is headquartered in San Francisco, California. First Bank & Trust operates 46 commercial banking locations in California and six commercial banking locations in Texas.

CONTACTS:

First Bank & Trust                     BYL Bancorp
Terrance M. McCarthy                   Barry J. Moore
Chairman of the Board, President       Executive Vice President and
and Chief Executive Officer            Chief Financial Officer
(415) 781-7810                         (714) 685-1393